Exhibit 99.1

NEWS RELEASE for July 27, 2006 at 7:30 am EDT

Investors: Matt Clawson Allen & Caron, Inc. (949) 474-4300 matt@allencaron.com	Alphatec Holdings, Inc.: Stephen T. D. Dixon Vice President and CFO (760) 431-9286

ALPHATEC HOLDINGS, INC. ANNOUNCES 2006 SECOND QUARTER

AND SIX-MONTH RESULTS

•	Revenue Grows 133% over Prior Year

•	Sequential Revenue Grows 8% over 2006 First Quarter

•	Gross Margins Increase to 66.2%, 11.9% Points over Prior Year

•	Sales Force Grows to 188 from 30 a Year Ago

•	Initial Public Offering Completed

CARLSBAD, CA, July 27, 2006 — Alphatec Holdings, Inc. (Nasdaq: ATEC), a medical device company that provides customized spinal products and a broad offering of spine fusion solutions, today reported that increasing surgeon utilization, a broadening product line and strengthening sales channels drove a revenue increase of 133 percent to $19.4 million for the second quarter ended June 30, 2006, from the prior year’s second quarter revenue of $8.3 million and an 8 percent increase over the $18.0 million in the first quarter of 2006.

Gross profit for the second quarter of 2006 was $12.9 million with a gross margin of 66.2 percent, compared with a gross profit of $4.5 million with a gross margin of 54.3 percent in the second quarter of 2005. For the first quarter of 2006, gross profit was $11.6 million with a gross margin of 64.4 percent.

Alphatec President and Chief Executive Officer Ronald G. Hiscock said, “Achieving both exceptional revenue growth and delivering improved operating efficiencies during a period in which management and staff were actively participating in an IPO financing is a tribute to the entire organization and the soundness of the business model at Alphatec Spine. I am especially pleased with the productivity of the sales organization and with the ability of the manufacturing and operational groups to maintain our trademark high level of customer service during this period of rapid growth.”

Total operating expenses were $16.7 million in the second quarter of 2006, compared to $6.3 million in the 2005 second quarter and $14.7 million in the 2006 first quarter. The increases were due principally to higher selling expenses from greater revenue and to investments in sales, marketing, research and development infrastructure. Approximately $1.3 million of the current quarter’s expenditures are considered non-recurring in nature and were substantially related to stock-based compensation costs.

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The net loss for the second quarter of 2006 was $4.7 million or $0.20 loss per share, compared to the $3.0 million or $0.17 loss per share in the second quarter of 2005 and, sequentially, down from the $7.8 million or $0.42 loss per share in the first quarter of 2006.

“The first half of 2006 has been remarkably productive on many fronts,” continued Hiscock. “We have established each of the principal elements of a corporate platform designed to support both growth and innovation. We added significant breadth to our management team, scientific advisory board and product line. Our operations team improved our manufacturing abilities and efficiency, contributing to higher margins. We also made product-line additions that allow surgeons to perform a growing number of procedures with Alphatec alone, strengthening our surgeon relationships in the process.”

Revenue for the six months ended June 30, 2006 was $37.5 million, compared to $15.2 million for the same period in 2005. Net loss for the six months ended June 30, 2006 was $12.5 million, or $0.60 loss per share, compared to a net loss of $7.9 million, or $0.45 loss per share, for the six months of 2005. The six months ended June 30, 2005 include the results of the predecessor, Alphatec Manufacturing, Inc., for the period from January 1, 2005 through March 17, 2005.

The cash balance at June 30, 2006 was $25 million, which includes proceeds from the company’s initial public offering during the second quarter. The net proceeds of the offering was $35.2 million, before debt retirement, and the company intends to use the remaining proceeds to expand its sales and marketing activities, to support its research and development efforts, and to fund the clearance and commercialization of new products, among other uses.

Non-GAAP Information

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP (generally accepted accounting principles) financial measure which represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization and stock based compensation costs. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles.

The company believes that EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the company’s business operations. Management uses EBITDA in evaluating the overall performance of the company’s business operations.

Though management finds EBITDA useful for evaluating aspects of the company’s business, its reliance on this measure is limited because excluded items often have a material effect on the company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per common share measures. The company believes that EBITDA provides investors with an additional tool for evaluating the company’s core

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performance, which management uses in its own evaluation of performance, and a base-line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with a reconciliation to GAAP, it may provide greater insight into the company’s financial results.

Conference Call

Alphatec will hold a conference call today at 11:30 a.m. ET / 8:30 a.m. PT to discuss the results. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.alphatecspine.com.

After the live Web cast, the call will remain available on Alphatec’s Web site, www.alphatecspine.com, through the Company’s next earnings conference call.

About Alphatec

Alphatec is a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders. Alphatec’s principal product offerings are primarily focused on the U.S. spine fusion market, which is estimated to approach $3 billion in 2007, through its wholly-owned subsidiary, Alphatec Spine, Inc., and include a variety of spinal implant products and systems comprised of components such as spine screws, spinal spacers, and plates that offer multiple solutions to address patients’ needs. In addition to Alphatec’s U.S. presence, it also participates in the Japanese spine fusion and orthopedic trauma markets through its subsidiary, Alphatec Pacific, Inc. Our mission is to be a value based leader in the spinal market by providing unmatched service to and taking scientific direction from our physician customers. We do so through our unique in-house manufacturing facility in Carlsbad, California that allows us to respond quickly and to customize innovative products needed for spine fusion surgery.

Forward Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainty, including statements that the added breadth to our management team, scientific advisory board and product line position the company for continued growth in the coming periods and to succeed in the execution of our business model and that recent product line additions make it possible for surgeons to perform a growing number of procedures with Alphatec alone, eliminating the need for other product options while strengthening our surgeon relationships in the process. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using our products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing any new products, failure to successfully introduce and develop new products, including products related to license agreements, failure to obtain FDA clearance or approval for particular devices, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure and patent infringement claims. Please refer to the risks detailed in Alphatec’s Form S-1 on file with the SEC, as well as the risks detailed from time to time in Alphatec’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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ALPHATEC HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$19,422	$8,320	$37,451	$15,221
Cost of revenues	6,567	3,805	12,977	5,806

Gross profit	12,855	4,515	24,474	9,415

% revenue	66.2%	54.3%	65.3%	61.9%
Operating expenses:
Research & development	856	177	1,560	470
In-process research & development	0	0	0	3,100
Sales & marketing	7,998	3,297	14,543	6,728
General and administrative	7,811	2,856	15,292	5,355

Total operating expenses	16,665	6,330	31,395	15,653

Operating loss	(3,810)	(1,815)	(6,921)	(6,238)

Interest and other income (expense), net	(706)	(69)	(2,197)	(180)

Loss before taxes	(4,516)	(1,884)	(9,118)	(6,418)
Income taxes	(1,338)	(607)	(64)	(457)

Net loss	(3,178)	(1,277)	(9,054)	(5,961)

Accretion to redemption value of redeemable convertible preferred	(1,508)	(1,709)	(3,450)	(1,940)

Net loss applicable to common stockholders	$(4,686)	$(2,986)	$(12,504)	$(7,901)

Net loss per common share:
Basic	$(0.20)	$(0.17)	$(0.60)	$(0.45)
Diluted	$(0.20)	$(0.17)	$(0.60)	$(0.45)
Weighted-average shares:
Basic	23,044,621	17,809,294	20,855,548	17,499,690
Diluted	23,044,621	17,809,294	20,855,548	17,499,690

Non-GAAP information:
EBITDA:
Net loss	(3,178)	(1,277)	(9,054)	(5,961)
Addback:
Interest expense	740	76	2,292	185
Stock-based compensation	2,204	0	3,525	1,328
Income tax provision	(1,338)	(607)	(64)	(457)
Depreciation	835	182	1,488	330
Amortization of intangibles	859	691	1,671	685

Total EBITDA	122	(935)	(142)	(3,890)

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ALPHATEC HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,020	$2,180
Accounts receivable, net	13,537	9,361
Inventories, net	10,625	8,458
Prepaid expenses and other current assets	2,279	1,050
Deferred income taxes	3,057	3,057

Total current assets	54,518	24,106

Property and equipment, net	11,469	7,206
Goodwill	60,897	60,946
Intangibles, net	11,974	13,644
Other assets	621	3,237

Total assets	$139,479	$109,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,103	$4,103
Accrued expenses	9,705	8,736
Income taxes payable	35	96
Lines of credit	1,719	3,942
Current portion of long-term debt	2,471	2,980

Total current liabilities	18,033	19,857
Total long term liabilities	7,971	7,276
Minority Interest	3,377	1,914
Total equity	110,098	80,092

Total liabilities and stockholders’ equity	$139,479	$109,139

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